The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Preliminary Prospectus Supplement dated October 18, 2021

PROSPECTUS SUPPLEMENT	Filed pursuant to Rule 424(b)(2)
(To Prospectus dated November 16, 2020)	Registration Statement No. 333-250103

DEPOSITARY SHARES
EACH REPRESENTING 1/1,000TH OF A SHARE OF
% NON-CUMULATIVE PREFERRED STOCK, SERIES O

Each of the         depositary shares offered hereby represents a 1/1,000th ownership interest in a share of perpetual          % Non-Cumulative Preferred Stock, Series O (“Series O Preferred Stock”), liquidation preference $25,000 per share, of Morgan Stanley, deposited with The Bank of New York Mellon, as depositary. The depositary shares are evidenced by depositary receipts. As a holder of depositary shares, you are entitled to all proportional rights and preferences of the Series O Preferred Stock (including dividend, voting, redemption and liquidation rights). You must exercise such rights through the depositary.

Holders of Series O Preferred Stock will be entitled to receive dividend payments only when, as and if declared by our Board of Directors or a duly authorized committee of the Board. Any such dividends will be payable from the date of original issue on a non-cumulative basis, at a fixed rate per annum equal to          %, quarterly in arrears on the 15th day of January, April, July and October of each year, commencing on January 15, 2022. Payment of dividends on the Series O Preferred Stock is subject to certain legal, regulatory and other restrictions as described elsewhere in this prospectus supplement.

In the event dividends are not declared on Series O Preferred Stock for payment on any dividend payment date, then those dividends will not be cumulative and will cease to accrue or be payable. If we have not declared a dividend before the dividend payment date for any dividend period, we will have no obligation to pay dividends accrued for that dividend period, whether or not dividends on the Series O Preferred Stock are declared for any future dividend period.

We may, at our option, redeem the shares of Series O Preferred Stock (i) in whole or in part, from time to time, on any dividend payment date on or after January 15, 2027 or (ii) in whole but not in part at any time within 90 days of certain changes to regulatory capital requirements as described under “Description of Series O Preferred Stock—Redemption,” in each case, at a redemption price of $25,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends. The Series O Preferred Stock will not have voting rights, except as set forth herein under “Description of Series O Preferred Stock—Voting Rights.”

We intend to apply to list the depositary shares on the New York Stock Exchange under the symbol “MS PrO.” If approved for listing, we expect trading of the depositary shares on the New York Stock Exchange to commence within a 30-day period after the initial delivery of the depositary shares.

Investing in the depositary shares involves risks. See “Risk Factors” beginning on page S-8.

The Series O Preferred Stock and the depositary shares are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

PRICE $25 PER DEPOSITARY SHARE

	Price to Public(1)	Underwriting Discounts and Commissions(2)	Proceeds to Morgan Stanley(1)(2)
Per Depositary Share	$25	$	$
Total	$	$	$

(1) Does not include accrued dividends, if any, that may be declared.  Dividends in respect of the first scheduled dividend payment date, if declared, will accrue from the date of original issuance, which is expected to be October     , 2021.

(2) The underwriting discounts and commissions will be $          per depositary share offered hereby with respect to any depositary share sold to certain institutions, which decreases the total underwriting discounts and commissions and increases the total proceeds to Morgan Stanley by $            .

To the extent that the underwriters sell more than        depositary shares, the underwriters have the option for a period of 30 days from the date of this prospectus supplement to purchase up to an additional      depositary shares from Morgan Stanley at the initial public offering price less the underwriting discounts and commissions.

This prospectus supplement and the accompanying prospectus may be used by the underwriters in connection with offers and sales of the depositary shares in market-making transactions at negotiated prices related to prevailing market prices at the time of sale or otherwise.  The underwriters may act as principal or agent in such transactions.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the depositary shares in book-entry form only through The Depository Trust Company and its participants, including Euroclear and Clearstream, Luxembourg, as the case may be, on or about October     , 2021.

MORGAN STANLEY

October      , 2021

TABLE OF CONTENTS

Page

Prospectus Supplement

Summary Information	S-1
Risk Factors	S-8
Description of Series O Preferred Stock	S-13
Description of Depositary Shares	S-21
U.S. Federal Tax Considerations	S-23
Underwriters (Conflicts of Interest)	S-27
Validity of the Securities	S-32

Prospectus

Summary	1
Risk Factors	7
Where You Can Find More Information	12
Morgan Stanley	14
Morgan Stanley Finance LLC	14
Use of Proceeds	15
Description of Debt Securities	15
Description of Units	49
Description of Warrants	57
Description of Purchase Contracts	61
Description of Capital Stock	63
Forms of Securities	75
Securities Offered on a Global Basis Through the Depositary	78
United States Federal Taxation	81
Plan of Distribution (Conflicts of Interest)	87
Legal Matters	89
Experts	90
Benefit Plan Investor Considerations	90

Neither Morgan Stanley nor any of the underwriters has authorized anyone to provide you with information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus relating to this offering prepared by Morgan Stanley or on its behalf. Morgan Stanley and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and any related free writing prospectus and the documents incorporated herein or therein is accurate only as of their respective dates. Morgan Stanley is offering to sell the depositary shares, and is seeking offers to buy the depositary shares, only in jurisdictions where such offers and sales are permitted.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the depositary shares in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the depositary shares and the distribution of this prospectus supplement and the accompanying prospectus outside the United States.

NOTICE TO PROSPECTIVE INVESTORS IN THE EUROPEAN ECONOMIC AREA

Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of Regulation (EU) 2017/1129 (the “Prospectus Regulation”). This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of depositary shares in any Member State of the European Economic Area (the “EEA”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“EEA Qualified Investors”). Accordingly any person making or intending to make an offer in that Member State of depositary shares which are the subject of the offering contemplated in this prospectus supplement and the accompanying prospectus may only do so with respect to EEA Qualified Investors. Neither Morgan Stanley nor the underwriters have authorized, nor do they authorize, the making of any offer of depositary shares other than to EEA Qualified Investors.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS – The depositary shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, as amended (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the depositary shares or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the depositary shares or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

NOTICE TO PROSPECTIVE INVESTORS IN THE UNITED KINGDOM

Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of Regulation (EU) 2017/1129 as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018, as amended by the European Union (Withdrawal Agreement) Act 2020 (the “EUWA”) (the “UK Prospectus Regulation”). This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of depositary shares in the United Kingdom will only be made to a legal entity which is a qualified investor under the UK Prospectus Regulation (“UK Qualified Investors”). Accordingly any person making or intending to make an offer in the United Kingdom of depositary shares which are the subject of the offering contemplated in this prospectus supplement and the accompanying prospectus may only do so with respect to UK Qualified Investors. Neither Morgan Stanley nor the underwriters have authorized, nor do they authorize, the making of any offer of depositary shares other than to UK Qualified Investors.

PROHIBITION OF SALES TO UNITED KINGDOM RETAIL INVESTORS – The depositary shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law in the United Kingdom by virtue of the EUWA; or (ii) a customer within the meaning of the provisions of the United Kingdom's Financial Services and Markets Act 2000, as amended (the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the UK Prospectus Regulation. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law in the United Kingdom by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the depositary shares or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the depositary shares or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

The communication of this prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the depositary shares offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the FSMA. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as "relevant persons"). In the United Kingdom, the depositary shares offered hereby are only available to, and any investment or investment activity to which this prospectus supplement and the accompanying prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement and the accompanying prospectus or any of their contents.

For a description of certain restrictions on offers, sales and deliveries of the depositary shares and on the distribution of this prospectus supplement and the accompanying prospectus and other offering material relating to the depositary shares, see the section of this prospectus supplement called “Underwriters (Conflicts of Interest).”

Summary Information

This summary highlights information contained in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all the information you should consider before investing in the depositary shares representing interests in our Series O Preferred Stock.

Please note that in this prospectus supplement, references to “Morgan Stanley,” “we,” “our” and “us” mean only Morgan Stanley and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus dated November 16, 2020 of Morgan Stanley. The terms described here supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Issuer	Morgan Stanley

Securities offered

          depositary shares each representing a 1/1,000th ownership interest in a share of perpetual          % Non-Cumulative Preferred Stock, Series O, $0.01 par value, with a liquidation preference of $25,000 (equivalent to $25 per depositary share) of Morgan Stanley. Each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a share of Series O Preferred Stock represented by such depositary share, to all the rights and preferences of the Series O Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights), as provided in the deposit agreement (as hereinafter defined).

The underwriters have the option to purchase up to an additional            depositary shares within 30 days of the date of this prospectus supplement. In addition, we may from time to time elect to issue additional depositary shares representing additional shares of the Series O Preferred Stock, and all the depositary shares would be deemed to form a single series representing the Series O Preferred Stock.

Dividends

Dividends on the Series O Preferred Stock, when, as and if declared by our Board of Directors (or a duly authorized committee of the Board), will accrue or be payable on the liquidation preference amount from the original issue date (in the case of the initial dividend period only) or the immediately preceding dividend payment date, on a non-cumulative basis, at a fixed rate per annum equal to          %, quarterly in arrears on each dividend payment date. Any such dividends will be distributed to holders of depositary shares in the manner described under “Description of Depositary Shares—Dividends and Other Distributions” below.

A dividend period is the period from and including a dividend payment date to but excluding the next dividend payment date or any earlier redemption date, except that the initial dividend period will commence on and include the original issue date of the Series O Preferred Stock and will end on and exclude the January 15, 2022 dividend payment date.

Dividends on the Series O Preferred Stock will not be

cumulative. If our Board of Directors (or a duly authorized committee of the Board) has not declared a dividend before the dividend payment date for any dividend period, we will have no obligation to pay dividends accrued for such dividend period after the dividend payment date for that dividend period, whether or not dividends on the Series O Preferred Stock are declared for any future dividend period.

Payment of dividends on the Series O Preferred Stock is subject to certain legal, regulatory and other restrictions described under “Risk Factors—Our Ability to Pay Dividends on the Series O Preferred Stock May Be Limited by Extensive and Changing Regulatory Considerations” and “Description of Series O Preferred Stock—Dividends” below.

The Series O Preferred Stock will be junior as to payment of dividends to any class or series of our preferred stock that is expressly stated to be senior as to payment of dividends to the Series O Preferred Stock. If at any time we have failed to pay, on the applicable payment date, accrued dividends on any shares that rank in priority to the Series O Preferred Stock with respect to dividends, we may not pay any dividends on the Series O Preferred Stock or redeem or otherwise repurchase any shares of Series O Preferred Stock until we have paid or set aside for payment the full amount of the unpaid dividends on the shares that rank in priority with respect to dividends that must, under the terms of such shares, be paid before we may pay dividends on, or redeem or repurchase, the Series O Preferred Stock.

So long as any share of Series O Preferred Stock remains outstanding, no dividend or distribution shall be paid or declared on our junior stock (as defined below), and no junior stock shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly, during a dividend period, unless the full dividends for the latest completed dividend period on all outstanding shares of Series O Preferred Stock have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside).

The foregoing limitation does not apply to:

•      repurchases, redemptions or other acquisitions of shares of junior stock of Morgan Stanley in connection with (1) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or (2) a dividend reinvestment or stockholder stock purchase plan;

•      an exchange, redemption, reclassification or conversion of any class or series of Morgan Stanley’s junior stock, or any junior stock of a subsidiary of Morgan Stanley, for any class or series of Morgan

Stanley’s junior stock;

•      the purchase of fractional interests in shares of Morgan Stanley’s junior stock under the conversion or exchange provisions of the junior stock or the security being converted or exchanged;

•      any declaration of a dividend in connection with any stockholders’ rights plan, or the issuance of rights, stock or other property under any stockholders’ rights plan, or the redemption or repurchase of rights pursuant to the plan; or

•      any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equal or junior to that stock.

In addition, the foregoing limitation shall not restrict the ability of Morgan Stanley & Co. LLC, or any of our other affiliates, to engage in any market-making transactions in our junior stock in the ordinary course of business.

As used in this prospectus supplement, “junior stock” means any class or series of capital stock of Morgan Stanley that ranks junior to the Series O Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of Morgan Stanley. Junior stock includes our common stock.

When dividends are not paid in full upon the shares of Series O Preferred Stock and any shares of parity stock (as defined below), all dividends declared with respect to shares of Series O Preferred Stock and all such parity stock for such dividend period shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accrued but unpaid dividends per share on the shares of Series O Preferred Stock for such dividend period and all such parity stock for such dividend period bear to each other.

As used in this prospectus supplement, “parity stock” means any other class or series of stock of Morgan Stanley that ranks equally with the Series O Preferred Stock in the payment of dividends (whether cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of Morgan Stanley. Parity stock includes our previously issued Floating Rate Non-Cumulative Preferred Stock, Series A, liquidation preference $25,000 per share (“Series A Preferred Stock”), our previously issued 10% Series C Non-Cumulative Non-Voting Perpetual Preferred Stock, liquidation preference $1,000 per share (“Series C Preferred Stock”), our previously issued Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series E,

liquidation preference $25,000 per share (“Series E Preferred Stock”), our previously issued Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series F, liquidation preference $25,000 per share (“Series F Preferred Stock”), our previously issued Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series H, liquidation preference $25,000 per share (“Series H Preferred Stock”), our previously issued Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series I, liquidation preference $25,000 per share (“Series I Preferred Stock”), our previously issued Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series K, liquidation preference $25,000 per share (“Series K Preferred Stock”), our previously issued 4.875% Non-Cumulative Preferred Stock, Series L, liquidation preference $25,000 per share (“Series L Preferred Stock”), our previously issued Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series M, liquidation preference $1,000 per share (“Series M Preferred Stock”) and our previously issued Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series N, liquidation preference $100,000 per share (“Series N Preferred Stock”).

Subject to the foregoing, dividends (payable in cash, stock or otherwise) may be determined by the Board of Directors (or a duly authorized committee of the Board) and may be declared and paid on our common stock and any stock ranking, as to dividends, equally with or junior to the Series O Preferred Stock from time to time out of any funds legally available for such payment, and the shares of the Series O Preferred Stock shall not be entitled to participate in any such dividend.

Dividend payment dates	The 15th day of January, April, July and October of each year, commencing on January 15, 2022. If any scheduled dividend payment date is not a business day, then the payment will be made on the next succeeding business day and no additional dividends will accrue as a result of that postponement. “Business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Redemption

The Series O Preferred Stock is perpetual and has no maturity date. We may, at our option, redeem the shares of the Series O Preferred Stock (i) either in whole or in part, from time to time, on any dividend payment date on or after January 15, 2027, or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Treatment Event (as defined in “Description of Series O Preferred Stock—Redemption” below), in each case, at a redemption price equal to $25,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends to, but excluding, the date fixed for redemption, without accumulation of any undeclared dividends. If we redeem the Series O Preferred Stock in whole or in part, the depositary will redeem a proportionate number of depositary shares.

Neither the holders of Series O Preferred Stock nor the holders of depositary shares will have the right to require the redemption or repurchase of the Series O Preferred Stock.

Redemption of Series O Preferred Stock is subject to certain legal, regulatory and other restrictions described under “Description of Series O Preferred Stock—Redemption” below.

Liquidation rights

Upon any voluntary or involuntary liquidation, dissolution or winding up of Morgan Stanley, holders of shares of Series O Preferred Stock are entitled to receive out of assets of Morgan Stanley available for distribution to stockholders, after satisfaction of liabilities to creditors, if any, before any distribution of assets is made to holders of our common stock or of any other class or series of our capital stock ranking junior as to such a distribution to the Series O Preferred Stock, a liquidating distribution in the amount of $25,000 per share (equivalent to $25 per depositary share) plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Distributions will be made only to the extent of Morgan Stanley’s assets that are available after satisfaction of all liabilities to creditors, if any (pro rata as to the Series O Preferred Stock and any other shares of our stock ranking equally as to such distribution).

The Series O Preferred Stock may be fully subordinate to interests held by the U.S. government in the event of a receivership, insolvency, liquidation, or similar proceeding, including a proceeding under the “orderly liquidation authority” provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended (the “Dodd-Frank Act”).

Voting rights	None, except with respect to certain changes in the terms of the Series O Preferred Stock and in the case of certain dividend non-payments. See “Description of Series O Preferred Stock—Voting Rights” below. Holders of depositary shares must act through the depositary to exercise any voting rights, as described under “Description of Depositary Shares—Voting the Series O Preferred Stock” below.

Ranking

Shares of the Series O Preferred Stock will rank (i) senior to our common stock and any class or series of our capital stock expressly stated to be junior to the Series O Preferred Stock, (ii) junior to any class or series of our capital stock expressly stated to be senior to the Series O Preferred Stock (issued with the requisite consent of the holders of the Series O Preferred Stock, if required) and (iii) equally with the Series A Preferred Stock, the Series C Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock, the Series H Preferred Stock, the Series

I Preferred Stock, the Series K Preferred Stock, the Series L Preferred Stock, the Series M Preferred Stock, the Series N Preferred Stock and each other class or series of preferred stock we may issue that is not expressly stated to be senior or junior to the Series O Preferred Stock, with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up. We will generally be able to pay dividends and distributions upon our liquidation, dissolution or winding up only out of lawfully available funds for such payment (i.e., after taking account of all indebtedness and other non-equity claims).

We are not restricted from issuing additional Series O Preferred Stock or depositary shares representing additional Series O Preferred Stock or securities similar to the Series O Preferred Stock or such depositary shares, including any securities that are convertible into or exchangeable for, or that represent the right to receive, the Series O Preferred Stock or such depositary shares.

Maturity	The Series O Preferred Stock does not have any maturity date, and we are not required to redeem or repurchase the Series O Preferred Stock. Accordingly, the Series O Preferred Stock will remain outstanding indefinitely, unless and until we decide to redeem it and receive prior approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) (or any successor appropriate federal banking agency) to do so, if then required by applicable law.

Preemptive and conversion rights	None.
Listing	We intend to apply for listing of the depositary shares on the New York Stock Exchange under the symbol “MS PrO.” If approved for listing, we expect trading of the depositary shares on the New York Stock Exchange to commence within a 30-day period after the initial delivery of the depositary shares.

CUSIP/ISIN	61762V 861 / US61762V8616

Tax consequences

Subject to customary limitations and restrictions, dividends paid to corporate U.S. Holders will be eligible for the dividends-received deduction.  Dividends paid to a Non-U.S. Holder (as defined in “U.S. Federal Tax Considerations” below) generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty.  For further discussion of the tax consequences relating to the depositary shares, see “U.S. Federal Tax Considerations” below.

Use of proceeds	We intend to use the net proceeds from the sale of the depositary shares representing interests in the Series O Preferred Stock for general corporate purposes, including, but not limited to, the repurchase or redemption of outstanding preferred stock and related depositary shares. See “Use of Proceeds” in the accompanying prospectus.

Transfer Agent, Registrar and Depositary	The Bank of New York Mellon

Risk Factors

An investment in the depositary shares is subject to risks. You should carefully review the following risk factors and other information contained in this prospectus supplement, in documents incorporated by reference in this prospectus supplement and in the accompanying prospectus before deciding whether this investment is suited to your particular circumstances. For a discussion of the risk factors affecting Morgan Stanley and its business, including market risk, credit risk, operational risk, liquidity risk, legal, regulatory and compliance risk, risk management, competitive environment, international risk and acquisition, divestiture and joint venture risk, among others, see “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2020 and our current and periodic reports filed pursuant to the Securities Exchange Act of 1934, as amended (file number 001-11758), that are incorporated by reference into this prospectus supplement and the accompanying prospectus.

Risks Relating to an Investment in the Depositary Shares

You Are Making an Investment Decision with Regard to the Depositary Shares as well as the Series O Preferred Stock

As described in the accompanying prospectus, we are issuing fractional interests in shares of Series O Preferred Stock in the form of depositary shares. Accordingly, the depositary will rely on the payments it receives on the Series O Preferred Stock to fund all payments on the depositary shares. You should carefully review the information in the accompanying prospectus and in this prospectus supplement regarding both of these securities.

The Series O Preferred Stock Is Equity and Is Subordinate to Our Existing and Future Indebtedness; Certain of Our Outstanding Indebtedness May Prevent Us from Paying Dividends on the Series O Preferred Stock If an Interest Payment Is Deferred on such Indebtedness

The shares of Series O Preferred Stock are equity interests in Morgan Stanley and do not constitute indebtedness. As such, the shares of Series O Preferred Stock will rank junior to all indebtedness and other non-equity claims on Morgan Stanley with respect to assets available to satisfy claims on Morgan Stanley, including in a liquidation of Morgan Stanley. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of preferred stock like the Series O Preferred Stock (1) dividends are payable only if declared by our Board of Directors (or a duly authorized committee of the Board), (2) as a corporation, we are subject to restrictions on payments of dividends and any redemption price out of lawfully available funds and (3) as a bank holding company, our ability to declare and pay dividends is subject to the oversight of the Federal Reserve Board.

In addition, the Series O Preferred Stock may be fully subordinate to interests held by the U.S. government in the event of a receivership, insolvency, liquidation, or similar proceeding, including a proceeding under the “orderly liquidation authority” provisions of the Dodd-Frank Act.

The Series O Preferred Stock May Be Subordinate to Other Preferred Stock We May Issue in the Future

The Series O Preferred Stock will be junior as to payment of dividends to any class or series of our preferred stock that may be issued in the future that is expressly stated to be senior as to payment of dividends to the Series O Preferred Stock. If at any time we have failed to pay, on the applicable payment date, accrued dividends on any of those shares that rank in priority with respect to dividends, we may not pay any dividends on the Series O Preferred Stock or redeem or otherwise repurchase any shares of Series O Preferred Stock until we have paid or set aside for payment the full amount of the unpaid dividends on the shares that rank in priority with respect to dividends that must, under the terms of such shares, be paid before we may pay dividends on, or redeem or repurchase, the Series O Preferred Stock. In addition, in the event of any liquidation, dissolution or winding up of Morgan Stanley, holders of the Series O Preferred Stock will not be entitled to receive the liquidation preference of their shares until we have paid or set aside an amount sufficient to pay in full the liquidation preference of any class or series of our capital stock ranking senior as to rights upon liquidation, dissolution or winding up.

Dividends on the Series O Preferred Stock Are Discretionary and Non-Cumulative

Dividends on the Series O Preferred Stock are discretionary and non-cumulative. Consequently, if our Board of Directors (or a duly authorized committee of the Board) does not authorize and declare a dividend for any dividend period, holders of the Series O Preferred Stock would not be entitled to receive any such dividend, and such unpaid dividend will cease to accrue or be payable. We will have no obligation to pay dividends accrued for a dividend period after the dividend payment date for such period if our Board of Directors (or a duly authorized committee of the Board) has not declared such dividend before the related dividend payment date, whether or not dividends are declared for any subsequent dividend period with respect to the Series O Preferred Stock or any other preferred stock we may issue.

Our Ability to Pay Dividends on the Series O Preferred Stock Depends Upon the Results of Operations of Our Subsidiaries

Our ability to declare and pay dividends is primarily dependent on the receipt of dividends, distributions and other payments from our subsidiaries. Payments to us by our subsidiaries will be contingent upon our subsidiaries’ earnings, business considerations and various regulatory considerations.

Our Ability to Pay Dividends on the Series O Preferred Stock May Be Limited by Extensive and Changing Regulatory Considerations

We and our broker-dealer, bank and other subsidiaries are subject to extensive laws, regulations and rules, both in the United States and internationally, that may limit directly or indirectly the payment of dividends on the Series O Preferred Stock. In addition, the ongoing implementation of, or changes in interpretation or enforcement of, laws and regulations could materially impact the profitability of our businesses and the value of assets we hold, expose us to additional costs, require changes to business practices or force us to discontinue businesses, adversely affect our ability to pay dividends and repurchase our stock or require us to raise capital, including in ways that may adversely impact our shareholders or creditors, including the holders of the Series O Preferred Stock.

In particular, we are subject to comprehensive consolidated supervision, regulation and examination by the Federal Reserve Board, including with respect to regulatory capital standards, stress testing and capital planning. We submit, on at least an annual basis, a capital plan to the Federal Reserve Board describing proposed dividend payments to shareholders, proposed repurchases of our outstanding securities and other proposed capital actions that we intend to take. Our ability to take capital actions described in the capital plan is dependent on, among other factors, the results of supervisory stress tests conducted by the Federal Reserve Board and our compliance with regulatory capital standards imposed by the Federal Reserve Board.

The Federal Reserve Board may change regulatory capital standards to impose higher requirements that restrict our ability to take capital actions or may modify or impose other regulatory standards or restrictions that increase our operating expenses or constrain our ability to take capital actions, any of which could adversely affect our ability to pay dividends on the Series O Preferred Stock. For example, the Federal Reserve Board has adopted a final rule to integrate its annual capital planning and stress testing requirements with its existing applicable regulatory capital requirements. The revised capital planning and stress testing framework, which applies to large bank holding companies, including us, introduces a stress capital buffer requirement that applies only with respect to Standardized Approach risk-based capital requirements and replaces the existing Common Equity Tier 1 capital conservation buffer of 2.5%. Limitations on capital distributions and discretionary bonus payments to executive officers are determined by the most stringent limitation, if any, as determined under certain applicable regulatory capital requirements, inclusive of the stress buffer requirements, any of which could adversely affect our ability to pay dividends on the Series O Preferred Stock.

In addition to these capital planning and regulatory capital requirements, the Office of the Comptroller of the Currency, the Federal Reserve Board and the Federal Deposit Insurance Corporation and certain international regulators have authority to prohibit or to limit the payment of dividends by the banking organizations they supervise, including our U.S. banking subsidiaries, if in the banking regulator’s opinion, payment of a dividend would constitute an unsafe or unsound practice in light of the financial condition of the banking organization. All of these policies and other requirements could affect our ability to pay dividends and/or repurchase stock.

The Series O Preferred Stock Will be Effectively Subordinated to the Obligations of Our Subsidiaries

We are a bank holding company and conduct substantially all of our operations through our subsidiaries. Our right to receive any assets of any of our subsidiaries upon their liquidation, reorganization or otherwise, and thus your ability as a holder of the Series O Preferred Stock to benefit indirectly from such distribution, will be subject to the prior claims of the subsidiaries’ creditors. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of those subsidiaries and any indebtedness of those subsidiaries senior to that held by us.

General Market Conditions and Unpredictable Factors Could Adversely Affect Market Prices for the Depositary Shares

There can be no assurance about the market prices for the depositary shares. Several factors, many of which are beyond our control, will influence the market value of the depositary shares. Factors that might influence the market value of the depositary shares include:

•	whether dividends have been declared and are likely to be declared on the Series O Preferred Stock from time to time;

•	our operating performance, financial condition and prospects, or the operating performance, financial condition and prospects of our competitors;

•	our creditworthiness;

•	the ratings given to our securities by credit rating agencies, including any ratings given to the Series O Preferred Stock;

•	changes in interest rates;

•	the market for similar securities; and

•	economic, financial, geopolitical, public health, regulatory or judicial events that affect us or the financial markets generally.

Accordingly, the depositary shares that you purchase, whether in this offering or in the secondary market, may trade at a discount to the price that you paid for the depositary shares.

The Series O Preferred Stock and the Depositary Shares May Not Have an Active Trading Market

The Series O Preferred Stock and the depositary shares are new issues with no established trading market. Although we intend to apply to have the depositary shares listed on the New York Stock Exchange, there is no guarantee that we will be able to list the depositary shares. Even if the depositary shares are listed, there may be little or no secondary market for the depositary shares. Even if a secondary market for the depositary shares develops, it may not provide significant liquidity and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices in any secondary market could be substantial. We do not expect that there will be any separate public trading market for the shares of the Series O Preferred Stock except as represented by the depositary shares.

Investors Should Not Expect Us to Redeem the Series O Preferred Stock on or after the Date It Becomes Redeemable at Our Option and Our Ability to Redeem the Series O Preferred Stock Will Be Subject to the Prior Approval of the Federal Reserve Board

The Series O Preferred Stock will be a perpetual equity security. This means that it will have no maturity or mandatory redemption date and will not be redeemable at the option of the holders. The Series O Preferred Stock may be redeemed by us at our option (i) either in whole or in part, from time to time, on any dividend payment date on or after January 15, 2027, or (ii) in whole but not in part, at any time within 90 days following a Regulatory Capital Treatment Event (as defined in “Description of Series O Preferred Stock—Redemption” below). Any decision we may make at any time to propose a redemption of the Series O Preferred Stock will depend upon, among other things, our evaluation of our capital position, the composition of our shareholders’ equity and general market conditions at that time.

In addition, our right to redeem the Series O Preferred Stock is subject to any limitations established by the Federal Reserve Board. We may not redeem shares of the Series O Preferred Stock without having received the prior approval of the Federal Reserve Board if then required under capital guidelines applicable to us. We understand that the factors the Federal Reserve Board will consider in evaluating a proposed redemption by a bank holding company include, among other things, the capital plans and stress tests submitted by the company as part of the CCAR process, the supervisory capital stress tests conducted by the Federal Reserve Board, the company’s ability to meet and exceed minimum regulatory capital ratios as well as to serve as a source of strength for its U.S. insured bank subsidiaries, its expected sources and uses of capital over a forward-looking planning horizon (generally a period of nine quarters) under baseline and stressed scenarios, any potential impact of changes to its business plan and activities on its capital adequacy and liquidity, and whether, following redemption, the company will continue to hold capital commensurate with its risk, although the Federal Reserve Board may change these factors at any time.

Generally, the above-mentioned regulatory considerations could adversely affect Morgan Stanley’s ability to pay dividends and could similarly affect our ability to make other types of capital distributions, including redemptions.

We Have the Right under Certain Circumstances to Redeem the Series O Preferred Stock Prior to January 15, 2027

By its terms, the Series O Preferred Stock may be redeemed by us prior to January 15, 2027 upon the occurrence of certain events involving the capital treatment of the Series O Preferred Stock. In particular, upon our determination in good faith that an event has occurred that would constitute a “Regulatory Capital Treatment Event,” we may, at our option, redeem in whole, but not in part, the shares of Series O Preferred Stock, subject to the prior approval of the Federal Reserve Board. See “Description of Series O Preferred Stock—Redemption.”

If We Are Not Paying Full Dividends on Any Outstanding Parity Stock, We Will Not Be Able to Pay Full Dividends on the Series O Preferred Stock

When dividends are not paid in full on the shares of Series O Preferred Stock and any shares of parity stock, such as our Series A Preferred Stock, Series C Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series H Preferred Stock, Series I Preferred Stock, Series K Preferred Stock, Series L Preferred Stock, Series M Preferred Stock and Series N Preferred Stock for a dividend period, all dividends declared with respect to shares of Series O Preferred Stock and all parity stock for such dividend period shall be declared pro rata so that the respective amounts of such dividends bear the same ratio to each other as all accrued but unpaid dividends per share on the shares of Series O Preferred Stock for such dividend period and all parity stock for such dividend period bear to each other. Therefore, if we are not paying full dividends on any outstanding parity stock, we will not be able to pay full dividends on the Series O Preferred Stock.

Holders of Series O Preferred Stock Will Have Limited Voting Rights

Holders of the Series O Preferred Stock have no voting rights with respect to matters that generally require the approval of voting shareholders. However, holders of the Series O Preferred Stock will have the right to vote as a class on certain fundamental matters that may affect the preference or special rights of the Series O Preferred Stock, as described under “Description of Series O Preferred Stock—Voting Rights” below. In addition, if dividends on the Series O Preferred Stock, or any other voting preferred stock (as defined in “Description of Series O Preferred Stock—Voting Rights” below), have not been declared or paid for the equivalent of six or more dividend payments, whether or not for consecutive dividend periods, the holders of such shares, voting together as a class with holders of any and all other series of voting preferred stock then outstanding, will be entitled to vote for the election of a total of two additional members of our Board of Directors, subject to the terms and to the limited extent described under “Description of Series O Preferred Stock—Voting Rights” below. Holders of depositary shares must act through the depositary to exercise any voting rights in respect of the Series O Preferred Stock. The Series O Preferred Stock places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the limited voting rights referred to above. To the extent that the Series O Preferred Stock is deemed to be voting securities for federal banking regulation purposes, certain regulatory restrictions and consequences may apply to holders of the Series O Preferred Stock, depending, among other things, on their ownership percentage and their regulatory status. See “Description of Series O Preferred Stock—Voting Rights” below.

There May Be Future Sales of Series O Preferred Stock or Depositary Shares, Which May Adversely Affect the Market Price of the Depositary Shares

We are not restricted from issuing additional Series O Preferred Stock or depositary shares representing additional Series O Preferred Stock or securities similar to the Series O Preferred Stock or such depositary shares, including any securities that are convertible into or exchangeable for, or that represent the right to receive, the Series O Preferred Stock or such depositary shares. Holders of the Series O Preferred Stock or depositary shares have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series. The market price of the depositary shares could decline as a result of sales of additional Series O Preferred Stock or depositary shares representing additional Series O Preferred Stock made after this offering or the perception that such sales could occur. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of the depositary shares bear the risk that our future offerings will reduce the market price of the depositary shares and dilute their legal rights and entitlements as owners of the Series O Preferred Stock.

Description of Series O Preferred Stock

The depositary will be the sole holder of the Series O Preferred Stock, as described under “Description of Depositary Shares” below, and all references in this prospectus supplement to the holders of the Series O Preferred Stock shall mean the depositary. However, the holders of depositary shares will be entitled, through the depositary, to exercise the rights and preferences of the holders of the Series O Preferred Stock, as described under “Description of Depositary Shares.”

This prospectus supplement summarizes specific terms and provisions of the Series O Preferred Stock, and to the extent inconsistent with the description of our preferred stock included in the accompanying prospectus, this summary supersedes that description. The following summary of the terms and provisions of the Series O Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of our amended and restated certificate of incorporation and the certificate of designation creating the Series O Preferred Stock, which will be included as an exhibit to the documents we file with the Securities and Exchange Commission.

General

Our authorized capital stock includes 30,000,000 shares of preferred stock, par value $0.01 per share. As of the date hereof, there were 44,000 shares of our Floating Rate Non-Cumulative Preferred Stock, Series A (“Series A Preferred Stock”), 519,882 shares of our Series C Non-Cumulative Non-Voting Perpetual Preferred Stock (“Series C Preferred Stock”), 34,500 shares of our Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series E (“Series E Preferred Stock”), 34,000 shares of our Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series F (“Series F Preferred Stock”), 52,000 shares of our Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series H (“Series H Preferred Stock”), 40,000 shares of our Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series I (“Series I Preferred Stock”), 40,000 shares of our Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series K (“Series K Preferred Stock”), 20,000 shares of our 4.875% Non-Cumulative Preferred Stock, Series L (“Series L Preferred Stock”), 400,000 shares of our Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series M (“Series M Preferred Stock”) and 3,000 shares of our Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series N (“Series N Preferred Stock”) outstanding. We may from time to time, without notice to or the consent of holders of the Series O Preferred Stock, issue additional shares of the Series O Preferred Stock.

Shares of the Series O Preferred Stock will rank (i) senior to our common stock and any class or series of our capital stock expressly stated to be junior to the Series O Preferred Stock, (ii) junior to any class or series of our capital stock expressly stated to be senior to the Series O Preferred Stock (issued with the requisite consent of the holders of the Series O Preferred Stock, if required) and (iii) equally with our Series A Preferred Stock, Series C Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series H Preferred Stock, Series I Preferred Stock, Series K Preferred Stock, Series L Preferred Stock, Series M Preferred Stock and Series N Preferred Stock and each other class or series of preferred stock we may issue that is not expressly stated to be senior or junior to the Series O Preferred Stock, with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up. We will generally be able to pay dividends and distributions upon our liquidation, dissolution or winding up only out of lawfully available funds for such payment (i.e., after taking account of all indebtedness, other non-equity and other senior claims). The Series O Preferred Stock will be fully paid and non-assessable when issued, which means that its holders will have paid their purchase price in full and that we may not ask them to surrender additional funds. Holders of Series O Preferred Stock will not have preemptive or subscription rights to acquire more stock of Morgan Stanley.

The Series O Preferred Stock will not be convertible into, or exchangeable for, shares of any other class or series of stock or other securities of Morgan Stanley. The Series O Preferred Stock has no stated maturity and will not be subject to any sinking fund or other obligation of Morgan Stanley to redeem or repurchase the Series O Preferred Stock.

Dividends

Dividends on shares of the Series O Preferred Stock are discretionary. Holders of Series O Preferred Stock will be entitled to receive, when, as and if declared by our Board of Directors or a duly authorized committee of the Board, out of funds legally available for the payment of dividends under Delaware law, non-cumulative cash dividends from the original issue date (in the case of the initial dividend period only, as described below) or the immediately preceding dividend payment date, quarterly in arrears on the 15th day of January, April, July and

October of each year (each, a “dividend payment date”), commencing on January 15, 2022.  These dividends will accrue on the liquidation preference amount of $25,000 per share (equivalent to $25 per depositary share) at a rate per annum equal to          %.  In the event that we issue additional shares of Series O Preferred Stock after the original issue date, dividends on such shares may accrue from the original issue date or any other date we specify at the time such additional shares are issued.

Dividends will be payable to holders of record of Series O Preferred Stock as they appear on our books on the applicable record date, which shall be the 15th calendar day before that dividend payment date or such other record date fixed by our Board of Directors (or a duly authorized committee of the Board) that is not more than 60 nor less than 10 days prior to such dividend payment date (each, a “dividend record date”). The corresponding record dates for the depositary shares will be the same as the record dates for the Series O Preferred Stock.

The term “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

A dividend period is the period from and including a dividend payment date to but excluding the next dividend payment date or any earlier redemption date, except that the initial dividend period will commence on and include the original issue date of the Series O Preferred Stock and will end on and exclude the January 15, 2022 dividend payment date. Dividends payable on the Series O Preferred Stock for any dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends for the initial dividend period will be calculated from the original issue date. If any scheduled dividend payment date is not a business day, then the payment will be made on the next succeeding business day and no additional dividends will accrue as a result of that postponement.

Dividends on shares of Series O Preferred Stock will not be cumulative. Accordingly, if our Board of Directors (or a duly authorized committee of the Board) does not declare a dividend on the Series O Preferred Stock payable in respect of any dividend period before the related dividend payment date, such dividend will not accrue and we will have no obligation to pay a dividend for that dividend period on the dividend payment date or at any future time, whether or not dividends on the Series O Preferred Stock are declared for any future dividend period.

The Series O Preferred Stock will rank junior as to payment of dividends to any class or series of our preferred stock that we may issue in the future that is expressly stated to be senior as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of Morgan Stanley. If at any time we have failed to pay, on the applicable payment date, accrued dividends on any shares that rank in priority to the Series O Preferred Stock with respect to dividends, we may not pay any dividends on the Series O Preferred Stock or redeem or otherwise repurchase any shares of Series O Preferred Stock until we have paid or set aside for payment the full amount of the unpaid dividends on the shares that rank in priority with respect to dividends that must, under the terms of such shares, be paid before we may pay dividends on, or redeem or repurchase, the Series O Preferred Stock.

So long as any share of Series O Preferred Stock remains outstanding, no dividend or distribution shall be paid or declared on our junior stock, and no junior stock shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly, during a dividend period, unless the full dividends for the latest completed dividend period on all outstanding shares of Series O Preferred Stock have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside).

The foregoing limitation does not apply to:

•	repurchases, redemptions or other acquisitions of shares of junior stock of Morgan Stanley in connection with (1) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or (2) a dividend reinvestment or stockholder stock purchase plan;

•	an exchange, redemption, reclassification or conversion of any class or series of Morgan Stanley’s junior stock, or any junior stock of a subsidiary of Morgan Stanley, for any class or series of Morgan Stanley’s junior stock;

•	the purchase of fractional interests in shares of Morgan Stanley’s junior stock under the conversion or exchange provisions of the junior stock or the security being converted or exchanged;

•	any declaration of a dividend in connection with any stockholders’ rights plan, or the issuance of rights, stock or other property under any stockholders’ rights plan, or the redemption or repurchase of rights pursuant to the plan; or

•	any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equal or junior to that stock.

In addition, the foregoing limitation shall not restrict the ability of Morgan Stanley & Co. LLC, or any of our other affiliates, to engage in any market-making transactions in our junior stock in the ordinary course of business.

As used in this prospectus supplement, “junior stock” means any class or series of capital stock of Morgan Stanley that ranks junior to the Series O Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of Morgan Stanley. Junior stock includes our common stock.

When dividends are not paid (or duly provided for) on any dividend payment date (or, in the case of parity stock (as defined below) having dividend payment dates different from the dividend payment dates pertaining to the Series O Preferred Stock, on a dividend payment date falling within the related dividend period for the Series O Preferred Stock) in full upon the Series O Preferred Stock and any shares of parity stock, all dividends declared upon the Series O Preferred Stock and all such parity stock payable on such dividend payment date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates pertaining to the Series O Preferred Stock, on a dividend payment date falling within the related dividend period for the Series O Preferred Stock) shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accrued but unpaid dividends per share on the Series O Preferred Stock and all parity stock payable on such dividend payment date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates pertaining to the Series O Preferred Stock, on a dividend payment date falling within the related dividend period for the Series O Preferred Stock) bear to each other.

As used in this prospectus supplement, “parity stock” means any other class or series of stock of Morgan Stanley that ranks equally with the Series O Preferred Stock in the payment of dividends (whether cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of Morgan Stanley. Parity stock includes our Series A Preferred Stock, Series C Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series H Preferred Stock, Series I Preferred Stock, Series K Preferred Stock, Series L Preferred Stock, Series M Preferred Stock and Series N Preferred Stock.

Subject to the foregoing, dividends (payable in cash, stock or otherwise) may be determined by our Board of Directors (or a duly authorized committee of the Board) and may be declared and paid on our common stock and any stock ranking, as to dividends, equally with or junior to the Series O Preferred Stock from time to time out of any funds legally available for such payment, and the shares of the Series O Preferred Stock shall not be entitled to participate in any such dividend.

Dividends on the Series O Preferred Stock will not be declared, paid or set aside for payment if we fail to comply, or if and to the extent such act would cause us to fail to comply, with applicable laws and regulations. The certificate of designation creating the Series O Preferred Stock provides that dividends on the Series O Preferred Stock may not be declared or set aside for payment if and to the extent such dividends would cause us to fail to comply with the capital adequacy guidelines of the Federal Reserve Board (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking agency) applicable to us. See “Risk Factors—Our Ability to Pay Dividends on the Series O Preferred Stock May Be Limited by Extensive and Changing Regulatory Considerations.”

Liquidation Rights

Upon any voluntary or involuntary liquidation, dissolution or winding up of Morgan Stanley, holders of the Series O Preferred Stock are entitled to receive out of assets of Morgan Stanley available for distribution to stockholders, after satisfaction of liabilities to creditors, if any, and subject to the rights of holders of any shares of capital stock then outstanding ranking senior to or pari passu with the Series O Preferred Stock in respect of distributions upon liquidation, dissolution or winding up of Morgan Stanley, and before any distribution of assets is made to holders of common stock or of any of our other classes or series of capital stock ranking junior to the shares of Series O Preferred Stock as to such a distribution, a liquidating distribution in the amount of $25,000 per share (equivalent to $25 per depositary share) plus declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of the Series O Preferred Stock will not be entitled to any other amounts from us after they have received their full liquidation preference.

In any such distribution, if the assets of Morgan Stanley are not sufficient to pay the liquidation preferences in full to all holders of the Series O Preferred Stock and all holders of any other shares of our stock ranking equally as to such distribution with the Series O Preferred Stock, the amounts paid to the holders of Series O Preferred Stock and to the holders of all such other stock will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. In any such distribution, the “liquidation preference” of any holder of preferred stock means the amount otherwise payable to such holder in such distribution (assuming no limitation on our assets available for such distribution), including any declared but unpaid dividends (and, in the case of any holder of stock other than the Series O Preferred Stock and on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not declared, as applicable). If the liquidation preference has been paid in full to all holders of Series O Preferred Stock and any other shares of our stock ranking equally as to the liquidation preference, the holders of our stock ranking junior as to the liquidation preference shall be entitled to receive all remaining assets of Morgan Stanley according to their respective rights and preferences.

The Series O Preferred Stock may be fully subordinate to interests held by the U.S. government in the event of a receivership, insolvency, liquidation, or similar proceeding, including a proceeding under the “orderly liquidation authority” provisions of the Dodd-Frank Act.

For purposes of this section, the merger or consolidation of Morgan Stanley with or into any other entity, including a merger or consolidation in which the holders of Series O Preferred Stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of Morgan Stanley, for cash, securities or other property shall not constitute a liquidation, dissolution or winding up of Morgan Stanley.

Redemption

The Series O Preferred Stock is perpetual and has no maturity date, and is not subject to any mandatory redemption, sinking fund or other similar provisions. We may, at our option, redeem the Series O Preferred Stock (i) either in whole or in part, from time to time, on any dividend payment date on or after January 15, 2027, or (ii) in whole but not in part, at any time within 90 days following a Regulatory Capital Treatment Event, in each case upon not less than 30 nor more than 60 days’ notice at a redemption price equal to $25,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends to, but excluding, the date fixed for redemption, without accumulation of any undeclared dividends. Holders of Series O Preferred Stock will have no right to require the redemption or repurchase of the Series O Preferred Stock. Investors should not expect us to redeem the Series O Preferred Stock on or after the date it becomes redeemable at our option.

We are a bank holding company and a financial holding company regulated by the Federal Reserve Board. We intend to treat the Series O Preferred Stock as “Additional Tier 1” capital (or its equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve Board (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking agency).

A “Regulatory Capital Treatment Event” means the good faith determination by Morgan Stanley that, as a result of (i) any amendment to, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the date of this prospectus supplement, (ii) any proposed change in those laws or regulations that is announced or becomes effective after the date of this prospectus supplement, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the date of this prospectus supplement, there is more than an insubstantial risk that Morgan Stanley will not be entitled to treat the full liquidation preference amount of $25,000 per share of Series O Preferred Stock then outstanding as “Additional Tier 1” capital (or its equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve Board (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking agency) as then in effect and applicable, for so long as any share of Series O Preferred Stock is outstanding. “Appropriate federal banking agency” means the “appropriate federal banking agency” with respect to us as that term is defined in Section 3(q) of the Federal Deposit Insurance Act or any successor provision.

Under regulations applicable to us, we may not exercise our option to redeem any shares of preferred stock without obtaining the prior approval of the Federal Reserve Board (or any successor appropriate federal banking agency).  Under such regulations we may not redeem the Series O Preferred Stock unless it is replaced with other Tier 1 capital instruments or unless we can demonstrate to the satisfaction of the Federal Reserve Board (or any successor appropriate federal banking agency) that following redemption, Morgan Stanley will continue to hold capital commensurate with its risk.

If shares of the Series O Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of the Series O Preferred Stock to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the depositary shares representing the Series O Preferred Stock are held in book-entry form through The Depository Trust Company, or “DTC,” we may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth: (i) the redemption date, (ii) the number of shares of the Series O Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder, (iii) the redemption price and (iv) the place or places where holders may surrender certificates evidencing shares of Series O Preferred Stock for payment of the redemption price. If notice of redemption of any shares of Series O Preferred Stock has been given and if the funds necessary for such redemption have been set aside by us for the benefit of the holders of any shares of Series O Preferred Stock so called for redemption, then, from and after the redemption date, dividends will cease to accrue on such shares of Series O Preferred Stock, such shares of Series O Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price, without interest.

In the case of any redemption of only part of the shares of the Series O Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or by lot (provided that, if the depositary shares representing the Series O Preferred Stock are held in book-entry form through DTC, the depositary shares to be redeemed shall be selected in accordance with DTC procedures).

See “Description of Depositary Shares” below for information about redemption of the depositary shares relating to our Series O Preferred Stock.

Voting Rights

Except as provided below and as determined by our Board of Directors (or a duly authorized committee of the Board), the holders of the Series O Preferred Stock will have no voting rights.

Whenever dividends on any shares of the Series O Preferred Stock, or any other voting preferred stock (as defined below), shall have not been declared and paid for the equivalent of six or more dividend payments, whether or not for consecutive dividend periods (a “Nonpayment”), the holders of such shares, voting together as a class with holders of any and all other series of voting preferred stock then outstanding, will be entitled to vote for the election of a total of two additional members of our Board of Directors (the “Preferred Stock Directors”), provided that the election of any such directors shall not cause us to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors and provided further that our Board of Directors shall at no time include more than two Preferred Stock Directors. In that event, the number of directors on our Board of Directors shall automatically increase by two, and the new directors shall be elected at a special meeting called at the request of the holders of record of at least 20% of the Series O Preferred Stock or of any other series of voting preferred stock (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), and at each subsequent annual meeting. These voting rights will continue until dividends on the shares of the Series O Preferred Stock and any such series of voting preferred stock for at least four consecutive regular dividend periods following the Nonpayment shall have been fully paid.

As used in this prospectus supplement, “voting preferred stock” means any other class or series of preferred stock of Morgan Stanley ranking equally with the Series O Preferred Stock as to dividends (whether cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of Morgan Stanley and upon which like voting rights have been conferred and are exercisable. “Voting preferred stock” includes the Series A Preferred Stock, the Series C Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock, the Series H Preferred Stock, the Series I Preferred Stock, the Series K Preferred Stock, the Series L Preferred Stock, the

Series M Preferred Stock and the Series N Preferred Stock. Whether a plurality, majority or other portion of the shares of Series O Preferred Stock and any other voting preferred stock have been voted in favor of any matter shall be determined by reference to the liquidation amounts of the shares voted.

If and when dividends for at least four consecutive regular dividend periods following a Nonpayment have been paid in full on the Series O Preferred Stock and any other class or series of voting preferred stock, the holders of the Series O Preferred Stock and all other holders of voting preferred stock shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent Nonpayment), the term of office of each Preferred Stock Director so elected shall terminate and the number of directors on the Board of Directors shall automatically decrease by two. In determining whether dividends have been paid for at least four consecutive regular dividend periods following a Nonpayment, we may take account of any dividend we elect to pay for any dividend period after the regular dividend payment date for that period has passed. Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series O Preferred Stock together with all series of voting preferred stock then outstanding (voting together as a single class) to the extent such holders have the voting rights described above. So long as a Nonpayment shall continue, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election after a Nonpayment) may be filled by the written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series O Preferred Stock and all voting preferred stock when they have the voting rights described above (voting together as a single class); provided that the filling of any such vacancy shall not cause us to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors. Any such vote to remove, or to fill a vacancy in the office of, a Preferred Stock Director may be taken only at a special meeting called at the request of the holders of record of at least 20% of the Series O Preferred Stock or of any other series of voting preferred stock (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders). The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

Under Federal Reserve Board regulations, if the holders of one or more series of preferred stock are or become entitled to vote for the election of directors or on the conduct of our operations or other significant policies, such series will be deemed a class of voting securities. A company holding 25% or more of the series, or a lesser percentage if it otherwise has the power to exercise a “controlling influence” over us, will be subject to regulation as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). In addition, if the series is deemed to be a class of voting securities, any other bank holding company will be required to obtain the prior approval of the Federal Reserve Board under the BHC Act to acquire or retain more than 5% of that series. Any other person (other than a bank holding company) will be required to obtain the non-objection of the Federal Reserve Board under the Change in Bank Control Act of 1978, as amended, to acquire or retain 10% or more of that series. While we do not believe the shares of our preferred stock are considered “voting securities” currently, holders of the preferred stock should consult their own counsel with regard to regulatory implications. Among other scenarios, a holder or group of holders would also be presumed to control us if they own one-third or more of our total equity, both voting and non-voting, aggregating all shares held by the holders across all classes of stock.

So long as any shares of Series O Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of the Series O Preferred Stock and all other series of voting preferred stock entitled to vote thereon (voting together as a single class) given in person or by proxy, either in writing or at a meeting:

•	amend or alter the provisions of Morgan Stanley’s amended and restated certificate of incorporation or the certificate of designation of the Series O Preferred Stock so as to authorize or create, or increase the authorized amount of, any class or series of stock ranking senior to the Series O Preferred Stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of Morgan Stanley;

•	amend, alter or repeal the provisions of Morgan Stanley’s amended and restated certificate of incorporation or the certificate of designation of the Series O Preferred Stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect the special rights, preferences, privileges and voting powers of the Series O Preferred Stock, taken as a whole; or

•	consummate a binding share exchange or reclassification involving the Series O Preferred Stock or a merger or consolidation of Morgan Stanley with another entity, unless in each case (i) the shares of Series O Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series O Preferred Stock, taken as a whole;

provided, however, that any increase in the amount of the authorized or issued Series O Preferred Stock, our Series A Preferred Stock, Series C Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series H Preferred Stock, Series I Preferred Stock, Series K Preferred Stock, Series L Preferred Stock, Series M Preferred Stock or Series N Preferred Stock, or the creation and issuance, or an increase in the authorized or issued amount, of any other class or series of preferred stock ranking equally with the Series O Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of Morgan Stanley will not be deemed to adversely affect the rights, preferences, privileges or voting powers of, and will not require the affirmative vote or consent of, the holders of outstanding shares of Series O Preferred Stock.

If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of voting preferred stock (including the Series O Preferred Stock for this purpose), then only the series affected and entitled to vote shall vote as a class in lieu of all such series of preferred stock. If all series of a class of preferred stock are not equally affected by the proposed amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above, there shall be required a two-thirds approval of the class and a two-thirds approval of each series that will have a diminished status.

Without the consent of the holders of the Series O Preferred Stock, so long as such action does not adversely affect the rights, preferences, privileges and voting powers of the Series O Preferred Stock, we may amend, alter, supplement or repeal any terms of the Series O Preferred Stock:

•	to cure any ambiguity, or to cure, correct or supplement any provision contained in the certificate of designation for the Series O Preferred Stock that may be defective or inconsistent; or

•	to make any provision with respect to matters or questions arising with respect to the Series O Preferred Stock that is not inconsistent with the provisions of the certificate of designation.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series O Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by us for the benefit of the holders of the Series O Preferred Stock to effect such redemption.

Transfer Agent, Registrar and Depositary

The Bank of New York Mellon will be the transfer agent, registrar, dividend disbursing agent, redemption agent and depositary for the Series O Preferred Stock and the depositary shares.

* * *

Other Existing Preferred Stock

As of the date of this prospectus supplement, and as described further below and in “Description of Capital Stock—Existing Preferred Stock” in the accompanying prospectus, we have the following existing series of preferred stock: our previously issued Series A Preferred Stock, Series C Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series H Preferred Stock, Series I Preferred Stock, Series K Preferred Stock, Series L Preferred Stock, Series M Preferred Stock and Series N Preferred Stock.

For a description of the Series A Preferred Stock, the Series C Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock, the Series H Preferred Stock, the Series I Preferred Stock, the Series K Preferred Stock, the

Series L Preferred Stock, the Series M Preferred Stock and the Series N Preferred Stock, see “Description of Capital Stock—Existing Preferred Stock” in the accompanying prospectus.

* * *

Description of Depositary Shares

Please note that in this prospectus supplement, references to “holders” of depositary shares mean those who own depositary shares registered in their own names, on the books that the depositary maintains for this purpose, and not indirect holders who own entitlements in depositary shares through direct or indirect participants in The Depository Trust Company. Please review the special considerations that apply to indirect holders in the accompanying prospectus, under “Forms of Securities” and “Securities Offered on a Global Basis Through the Depositary.”

This prospectus supplement summarizes specific terms and provisions of the depositary shares representing our Series O Preferred Stock; terms that apply generally to all our preferred stock represented by depositary shares (including the depositary shares offered in this prospectus supplement) are described in “Description of Capital Stock—Offered Preferred Stock” in the accompanying prospectus. The terms described below supplement those described in the accompanying prospectus and, if the terms described herein are inconsistent with the description in the accompanying prospectus, the terms described in this prospectus supplement are controlling.

General

As described in the accompanying prospectus under “Description of Capital Stock—Depositary Shares,” we are issuing fractional interests in shares of Series O Preferred Stock that will be deposited for issuance of depositary shares. Each depositary share will represent a 1/1,000th ownership interest in a share of Series O Preferred Stock, and will be evidenced by a depositary receipt. The shares of Series O Preferred Stock represented by depositary shares will be deposited under a deposit agreement (the “deposit agreement”) among Morgan Stanley, The Bank of New York Mellon, as the depositary, and the holders from time to time of the depositary receipts evidencing the depositary shares. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a share of Series O Preferred Stock represented by such depositary share, to all the rights and preferences of the Series O Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

Immediately following the issuance of the Series O Preferred Stock, we will deposit the Series O Preferred Stock with the depositary, which will then deliver the depositary shares to the underwriters. Copies of the forms of deposit agreement and the depositary receipt may be obtained from us upon request.

Dividends and Other Distributions

The depositary will distribute any cash dividends or other cash distributions received in respect of the deposited Series O Preferred Stock to the record holders of depositary shares relating to the underlying Series O Preferred Stock in proportion to the number of depositary shares held by the holders. The depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares in proportion to the number of depositary shares they hold.

Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for the Series O Preferred Stock.

The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges.

Redemption of Depositary Shares

If we redeem the Series O Preferred Stock represented by the depositary shares, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption of the Series O Preferred Stock held by the depositary. The redemption price per depositary share will be equal to 1/1,000th of the redemption price per share payable with respect to the Series O Preferred Stock (or $25 per depositary share). Whenever we redeem shares of Series O Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing shares of Series O Preferred Stock so redeemed.

The depositary will mail, first class postage prepaid, notice of our redemption of the Series O Preferred Stock and the proposed simultaneous redemption of the depositary shares, not less than 30 days and not more than 60 days prior to the date fixed for redemption of such Series O Preferred Stock and depositary shares, to the holders on the record date fixed for such redemption (provided that, if the depositary shares representing the Series O Preferred Stock are held through DTC, we may give such notice in any manner permitted by DTC).

In case of any redemption of less than all of the outstanding depositary shares, the depositary shares to be redeemed will be selected either pro rata or by lot (provided that, if the depositary shares are held in book-entry form through DTC, the depositary shares to be redeemed shall be selected in accordance with DTC procedures).

Voting the Series O Preferred Stock

When the depositary receives notice of any meeting at which the holders of the Series O Preferred Stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares relating to the Series O Preferred Stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the Series O Preferred Stock, may instruct the depositary to vote the amount of the Series O Preferred Stock represented by the holder’s depositary shares. To the extent practicable, the depositary will vote the amount of the Series O Preferred Stock represented by depositary shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing the Series O Preferred Stock, it will abstain from voting the number of shares of Series O Preferred Stock represented thereby.

Listing

We intend to apply to list the depositary shares on the New York Stock Exchange under the symbol “MS PrO.” If the application is approved, we expect trading to begin within 30 days of the initial delivery of the depositary shares. We do not expect that there will be any separate public trading market for the shares of the Series O Preferred Stock except as represented by the depositary shares.

Form of Preferred Stock and Depositary Shares

The depositary shares shall be registered in the name of DTC’s nominee and may be held only through direct or indirect participants in DTC, including Euroclear and Clearstream, Luxembourg, as the case may be, as described in “Forms of Securities” and “Securities Offered on a Global Basis Through the Depositary” in the accompanying prospectus. The Series O Preferred Stock will be issued in registered form to the depositary. See “Description of Capital Stock—Depositary Shares” in the accompanying prospectus.

U.S. Federal Tax Considerations

The following is a discussion of the material U.S. federal tax consequences of purchasing, owning and disposing of depositary shares, but it does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular person’s decision to acquire depositary shares. This discussion does not address state, local and non-U.S. tax consequences, or any consequences resulting from the Medicare tax on investment income. Moreover, the discussion below does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. The discussion applies only to initial investors in depositary shares who hold depositary shares as capital assets for tax purposes, and it does not describe all of the tax consequences that may be relevant to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	certain dealers and traders in securities or commodities;

•	investors holding depositary shares as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Internal Revenue Code of 1986, as amended (the “Code”), respectively;

•	regulated investment companies; or

•	real estate investment trusts.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the depositary shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the depositary shares or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the depositary shares to you.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis. Persons considering the purchase of depositary shares should consult their own tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of purchasing, owning and disposing of depositary shares in their particular circumstances.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of depositary shares that is, for U.S. federal tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Basis. A U.S. Holder’s tax basis in depositary shares generally should equal the amount paid by the U.S. Holder to acquire the depositary shares.

Taxation of Distributions

Distributions paid on depositary shares will be treated as dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s adjusted tax basis, in the depositary shares (on a share by share basis). Any remaining excess will be treated as capital gain. Although we presently have accumulated earnings and profits, we may not have sufficient current or accumulated earnings and profits during future years for distributions paid on the depositary shares to be treated as dividends. Subject to customary limitations and restrictions, dividends paid to non-corporate U.S. Holders will be treated as “qualified dividend income” (as defined in the Code) taxable at favorable rates applicable to long-term capital gains. Subject to customary limitations and restrictions, dividends paid to corporate U.S. Holders will be eligible for the dividends-received deduction. U.S. Holders should consult their own tax advisers regarding the application of reduced tax rates and the dividends-received deduction in their particular circumstances.

Sale, Redemption or Other Disposition of Depositary Shares

For U.S. federal income tax purposes, gain or loss realized by a U.S. Holder on the sale or other disposition (other than a redemption) of depositary shares will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the depositary shares for more than one year as of the date of disposition. The amount of the U.S. Holder’s gain or loss will be equal to the difference between the amount realized (excluding any declared but unpaid distributions treated as dividends for U.S. federal income tax purposes, which will generally be taxable to a U.S. Holder in the manner described above) on the disposition and the U.S. Holder’s adjusted tax basis in the depositary shares disposed of.

A redemption will be taxed in the same manner as a distribution (as described above under “Taxation of Distributions”) unless the redemption (i) results in a “complete termination” of the U.S. Holder’s equity interest in us or (ii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. If a U.S. Holder owns none or only an insubstantial amount of our voting stock (actually or constructively, based on certain attribution rules), and does not exercise any control or management over our affairs, it is likely that the redemption of depositary shares would be considered “not essentially equivalent to a dividend.” If a redemption is not taxed in the same manner as a distribution, it will be taxed in the same manner as a sale or other disposition (as described in the previous paragraph).

Information Reporting and Backup Withholding

Payments of dividends on depositary shares, and the payment of proceeds from the sale or other disposition of depositary shares, generally are subject to information reporting and to backup withholding unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service (the “IRS”).

Tax Consequences to Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of depositary shares that is, for U.S. federal tax purposes:

•	a non-resident alien individual, other than certain former citizens and residents of the United States subject to tax as expatriates;

•	a foreign corporation; or

•	a foreign estate or trust.

A “Non-U.S. Holder” does not include a non-resident alien individual who is present in the United States for 183 days or more in the taxable year of disposition. Such an individual is urged to consult his or her own tax adviser regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of depositary shares.

Dividends

Dividends paid to a Non-U.S. Holder of depositary shares generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding under an applicable income tax treaty, a Non-U.S. Holder will be required to provide an IRS Form W-8BEN (or other appropriate form) certifying its entitlement to benefits under a treaty.

The withholding tax does not apply to dividends paid to a Non-U.S. Holder that provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, as described below.

Gain on Disposition of Depositary Shares

Subject to the discussions below under “Information Reporting and Backup Withholding” and “FATCA,” a Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on a sale, redemption (other than a redemption that is treated as the distribution of a dividend for U.S. federal income tax purposes, as discussed in “Tax Consequences to U.S. Holders—Sale, Redemption or Other Disposition of Depositary Shares” above) or other disposition of depositary shares unless:

•	the gain is effectively connected with the conduct of a trade or business of the Non-U.S. Holder in the United States, as described below; or

•	we are or have been a “U.S. real property holding corporation” within the meaning of Section 897 of the Code at any time within the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, whichever period is shorter.

We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation.

Effectively Connected Income

If dividends or gains on depositary shares are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder), the Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above). In that case, the Non-U.S. Holder will be exempt from the withholding tax on dividends discussed above, although the Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. A Non-U.S. Holder who is engaged in a trade or business in the United States should consult its own tax adviser with respect to other U.S. tax consequences of the ownership and disposition of depositary shares and, if the Non-U.S. Holder is a corporation, the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate).

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends on depositary shares. A Non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting in respect of the payment of proceeds from a sale or other disposition of depositary shares and backup withholding on dividends or on the payment of proceeds from a sale or other disposition of depositary shares. Compliance with the certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Federal Estate Tax

An individual Non-U.S. Holder and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the depositary shares will be treated as U.S. situs property subject to U.S. federal estate tax.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments of U.S.-source dividends and the gross proceeds from the sale or other disposition of securities, such as our preferred stock or depositary shares, that can generate U.S.-source dividends or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”) to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally may obtain a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). The U.S. Treasury recently released proposed regulations which, if finalized in their present form, would eliminate the application of the FATCA withholding tax to the gross proceeds of a sale or other disposition of our preferred stock or depositary shares. In its preamble to such proposed regulations, the U.S. Treasury stated that taxpayers may generally rely on the proposed regulations until final regulations are issued. You should consult your tax adviser regarding the effects of FATCA on your investment in our preferred stock or depositary shares, and the possible impact of these rules on the entities through which you hold our preferred stock or depositary shares, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of the FATCA withholding tax.

Underwriters (Conflicts of Interest)

Under the terms and subject to the conditions of an underwriting agreement dated as of the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. LLC is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the respective number of depositary shares set forth opposite their names below.

Name	Number of Depositary Shares
Morgan Stanley & Co. LLC

Total

The underwriters are offering the depositary shares subject to their acceptance of the depositary shares from Morgan Stanley and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the depositary shares are conditioned upon the delivery of legal opinions by their counsel and to certain other conditions. The underwriters are obligated to purchase all the depositary shares, other than those covered by the underwriters’ option to purchase additional shares described below, if any depositary shares are purchased.

The underwriters initially propose to offer the depositary shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement. The underwriters may also offer the depositary shares to securities dealers at a price that represents a concession not in excess of $        per depositary share; provided that such concession shall not be in excess of $        per depositary share in the case of any depositary share with respect to which the underwriting discounts or commissions were $        as set forth on the cover page hereof and below in this section. Any underwriter may allow, and dealers may reallow, a concession not in excess of $        per depositary share to certain other dealers; provided that such concession shall not be in excess of $        per depositary share in the case of any depositary share with respect to which the underwriting discounts or commissions were $        as set forth on the cover page hereof and below in this section. After the initial offering of the depositary shares, the offering price and other selling terms may from time to time be changed by the representative.

Morgan Stanley has granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to       additional depositary shares at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions.  To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional depositary shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of depositary shares listed next to the names of all underwriters in the preceding table.

The following table shows the per depositary share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us.  These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional        depositary shares.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us(1)	$	$	$
Proceeds, before expenses, to us (1)	$	$	$

(1) The underwriting discounts and commissions will be $          per depositary share offered hereby with respect to any depositary share sold to certain institutions, which decreases the total underwriting discounts and commissions and increases the total proceeds to Morgan Stanley by $          .

We estimate that we will spend approximately $          for printing, depositary and legal fees and other expenses allocable to the offering.

Prior to this offering, there has been no public market for the depositary shares. Morgan Stanley intends to apply to list the depositary shares on the New York Stock Exchange (the “NYSE”) under the symbol “MS PrO.” In order to meet one of the requirements for listing the depositary shares on the NYSE the underwriters intend to sell depositary shares to a minimum of 100 beneficial holders. If the listing is approved, trading of the depositary shares on the NYSE is expected to commence within 30 days after they are first issued. Morgan Stanley & Co. LLC has advised Morgan Stanley that, subject to obtaining any necessary approval from the NYSE, it presently intends to make a market in the depositary shares prior to the commencement of trading on the NYSE. Morgan Stanley & Co. LLC is not obligated to make a market in the depositary shares, however, and may discontinue market making activities at any time without notice. No assurance can be given as to the liquidity of any trading market for the depositary shares.

Morgan Stanley has agreed to indemnify the underwriters and certain other persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make under the Securities Act.

No action has been or will be taken by Morgan Stanley or any underwriter that would permit a public offering of the depositary shares or possession or distribution of this prospectus supplement or the accompanying prospectus or any other offering material relating to the depositary shares in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the depositary shares, or distribution of this prospectus supplement or the accompanying prospectus or any other offering material relating to the depositary shares, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on Morgan Stanley or any underwriter.

Each underwriter has represented and agreed that it will comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers the depositary shares or possesses or distributes this prospectus supplement and the accompanying prospectus and will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the depositary shares under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes purchases, offers or sales and Morgan Stanley shall not have responsibility therefor.

Canada

With respect to sales of the depositary shares in Canada, the depositary shares may be sold only to purchasers that are: (i) not individuals; (ii) purchasing, or deemed to be purchasing, as principal; (iii) “accredited investors”, as defined in National Instrument 45-106 Prospectus Exemptions (“NI 45-106”) or subsection 73.3(1) of the Securities Act (Ontario), as applicable; and (iv) “permitted clients”, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. The distribution of the depositary shares in Canada is being made on a private placement basis only and is therefore exempt from the requirement that Morgan Stanley prepares and files a prospectus with the relevant Canadian regulatory authorities.

Although Morgan Stanley is a “reporting issuer”, as such term is defined under applicable Canadian securities legislation, in the provinces of British Columbia, Alberta, Saskatchewan, Québec and Newfoundland and Labrador, the certificate(s), if any, representing the depositary shares will not carry the legend prescribed by Section 2.5(2) of National Instrument 45-102 Resale of Securities nor will a written notice containing such legend restriction notation be delivered to any purchaser. Accordingly, the depositary shares will not be or become freely tradeable in Canada, and any resale of the depositary shares must be made in accordance with an exemption from, or pursuant to a transaction not subject to, the prospectus requirements of applicable Canadian securities laws. Canadian purchasers are advised to seek legal advice prior to any resale of the depositary shares.

Prospective investors in Canada are advised that your name and other specified information, including the number of depositary shares you have purchased, may be disclosed to Canadian securities regulatory authorities and may become available to the public in accordance with the requirements of applicable Canadian law. By purchasing any depositary shares hereunder, you are deemed to have consented to the disclosure of that information.

Securities legislation in certain provinces of Canada provides purchasers of securities with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where this prospectus supplement or the accompanying prospectus (collectively, the “offering memorandum”) or any amendment to it contains a “misrepresentation” within the meaning of Canadian securities legislation. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed by applicable securities legislation.

Ontario

Securities legislation in Ontario provides an Ontario purchaser (other than (a) a “Canadian financial institution” or a “Schedule III bank” (each as defined in NI 45-106), (b) the Business Development Bank of Canada or (c) a subsidiary of any person referred to in (a) or (b) above, if the person owns all the voting securities of the subsidiary, except the voting securities required by law to be owned by the directors of that subsidiary) with a statutory right of action for damages or rescission against an issuer and any selling security holder where the offering memorandum contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date of the transaction that gave rise to the cause of action. The right of action for rescission is exercisable not later than 180 days from the date of the transaction that gave rise to the cause of action. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against the issuer or any selling security holder. In no case will the amount recoverable in any action exceed the price at which the depositary shares were offered to the purchaser and if the purchaser is shown to have purchased the depositary shares with knowledge of the misrepresentation, the issuer and any selling security holder will have no liability. In the case of an action for damages, the issuer and any selling security holder will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the depositary shares as a result of the misrepresentation relied upon.

Saskatchewan

The Securities Act, 1988 (Saskatchewan) (the “Saskatchewan Act”) provides that where an offering memorandum, together with any amendment to the offering memorandum, sent or delivered to a purchaser contains a misrepresentation, a purchaser who purchases a security covered by the offering memorandum or an amendment to the offering memorandum is deemed to have relied on that misrepresentation, if it was a misrepresentation at the time of purchase, and has a right of action for damages against (a) the issuer or a selling security holder on whose behalf the distribution is made, (b) every promoter and director of the issuer or the selling security holder, as the case may be, at the time the offering memorandum or any amendment thereof was sent or delivered, (c) every person or company whose consent has been filed respecting the offering, but only with respect to reports, opinions or statements that have been made by them, (d) every person or company that, in addition to those mentioned in (a) to (c) above, signed the offering memorandum or the amendment thereof and (e) every person or company that sells depositary shares on behalf of the issuer or selling security holder under the offering memorandum or amendment thereof. In addition, such a purchaser that purchases the security from the issuer or a selling securityholder may elect to exercise a right of rescission against such person where an offering memorandum contains a misrepresentation and, when the purchaser so elects, the purchaser shall have no right of action for damages against such person.

The Saskatchewan Act provides further that (a) where an individual makes a verbal statement to a prospective purchaser that contains a misrepresentation relating to the security purchased and the verbal statement is made either before or contemporaneously with the purchase of the security, the purchaser is deemed to have relied on the misrepresentation, if it was a misrepresentation at the time of purchase, and has a right of action for damages against the individual who made the verbal statement, (b) a purchaser of a security from a vendor who is trading in Saskatchewan in contravention of the Saskatchewan Act, the regulations thereunder or a decision of the Financial and Consumer Affairs Authority of Saskatchewan, whether that vendor is trading on his own behalf or by another person or agent on his behalf, may elect to void the contract and, if the purchaser so elects, the purchaser is entitled to recover all money and other consideration paid by him to the vendor pursuant to the trade and (c) if the distribution of depositary shares has not been completed and (i) there is a material change in the affairs of the issuer, (ii) it is proposed that the terms or conditions of the offering described in the offering memorandum be altered or (iii) depositary shares are to be distributed in addition to the depositary shares previously described in the offering memorandum, and an amendment to the offering memorandum is not sent or delivered in accordance with the Saskatchewan Act, the purchaser has a right of action for rescission or damages against the manager or offeror that failed to comply with the applicable requirement.

Subject to the Saskatchewan Act, these statutory rights are exercisable, in the case of an action for rescission, 180 days after the date of the transaction that gave rise to the cause of action or, in the case of any action, other than an action for rescission, the earlier of (a) one year after the plaintiff first had knowledge of the facts giving rise to the cause of action and (b) six years after the date of the transaction that gave rise to the cause of the action.

New Brunswick

New Brunswick securities legislation provides investors who purchase depositary shares offered for sale in reliance on the exemption in Section 2.3 of NI 45-106 with a statutory right of action for damages against the issuer, a selling security holder on whose behalf the distribution is made, every person who was a director of the issuer at the date of the offering memorandum and every person who signed the offering memorandum, or a right of action for rescission against the issuer and the selling security holder on whose behalf the distribution is made, in the event that any information relating to the offering provided to the purchaser contains a misrepresentation. Where an offering memorandum is delivered to a prospective purchaser of depositary shares in connection with a trade made in reliance on the exemption in Section 2.3 of NI 45-106, and the document contains a misrepresentation, a purchaser who purchases the depositary shares is deemed to have relied on the misrepresentation and has, subject to certain limitations and defences, the above-noted statutory rights of action. If the purchaser elects to exercise the right of rescission, the purchaser will have no right of action for damages. The right of action will be exercisable by the purchaser only if the purchaser gives notice to the defendant, in the case of any action for rescission, not more than 180 days after the date of the transaction that gave rise to the cause of action, that the purchaser is exercising this right and, in the case of any action for damages, before the earlier of (a) one year after the plaintiff first had knowledge of the facts giving rise to the cause of action and (b) six years after the date of the transaction that gave rise to the cause of action.

The liability of all persons and companies referred to above is joint and several. A defendant is not liable for a misrepresentation if it proves that the purchaser purchased the depositary shares with knowledge of the misrepresentation. In an action for damages, the defendant shall not be liable for all or any portion of the damages that the defendant proves do not represent the depreciation in value of the depositary shares as a result of the misrepresentation relied upon. In no case shall the amount recoverable for the misrepresentation exceed the price at which the depositary shares were offered.

Nova Scotia

Nova Scotia securities legislation provides that if an offering memorandum or any advertising or sales literature (as defined in the Securities Act (Nova Scotia)) contains a misrepresentation, a purchaser of depositary shares is deemed to have relied upon such misrepresentation if it was a misrepresentation at the time of purchase and has, subject to certain limitations and defences, a statutory right of action for damages against the seller of such depositary shares, the directors of the seller at the date of the offering memorandum and the persons who have signed the offering memorandum or, alternatively, while still the owner of the depositary shares, may elect instead to exercise a statutory right of rescission against the seller, in which case the purchaser shall have no right of action for damages against the seller, the directors of the seller or the persons who have signed the offering memorandum. The rights described above are subject to certain limitations, including: (a) no action may be commenced to enforce the right of action for rescission or damages by a purchaser resident in Nova Scotia later than 120 days after the date payment was made for the depositary shares (or after the date on which initial payment was made for the depositary shares where payments subsequent to the initial payment are made pursuant to a contractual commitment assumed prior to, or concurrently with, the initial payment); (b) no person will be liable if it proves that the purchaser purchased the depositary shares with knowledge of the misrepresentation; (c) in the case of an action for damages, no person will be liable for all or any portion of the damages that it proves do not represent the depreciation in value of the depositary shares resulting from the misrepresentation; and (d) in no case will the amount recoverable in any action exceed the price at which the depositary shares were offered to the purchaser.

The liability of all persons or companies referred to above is joint and several with respect to the same cause of action.

The foregoing summary is subject to the express provisions of the Securities Act (Ontario), the Securities Act (New Brunswick), the Saskatchewan Act and the Securities Act (Nova Scotia) and the rules and regulations thereunder and reference is made thereto for the complete text of such provisions.

Prohibition of Sales to EEA Retail Investors

The depositary shares may not be offered, sold or otherwise made available to any retail investor in the EEA. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of MiFID II; or

(ii)	a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in the Prospectus Regulation; and

(b)   the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the depositary shares to be offered so as to enable an investor to decide to purchase or subscribe for the depositary shares.

Prohibition of Sales to United Kingdom Retail Investors

The depositary shares may not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For the purposes of this provision:

(a)   the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law in the United Kingdom by virtue of the EUWA; or

(ii)	a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom by virtue of the EUWA; or

(iii)	not a qualified investor as defined in Article 2 of the UK Prospectus Regulation; and

(b)   the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the depositary shares to be offered so as to enable an investor to decide to purchase or subscribe for the depositary shares.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the depositary shares may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to Morgan Stanley.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the depositary shares in, from or otherwise involving the United Kingdom.

In order to facilitate the offering of the depositary shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the depositary shares. Specifically, the underwriters may sell more depositary shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of depositary shares available for purchase by the underwriters under the option. The underwriters can close out a covered short sale by exercising the option or purchasing depositary shares in the open market. In determining the source of depositary shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of depositary shares compared to the price available under the option. The underwriters may also sell depositary shares in excess of the option, creating a naked short position. The underwriters must close out any naked short position by purchasing depositary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the depositary shares in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, depositary shares in the open market to stabilize the price of the depositary shares. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the depositary shares in the offering, if the syndicate repurchases previously distributed depositary shares in transactions to cover syndicate short positions, in stabilization transactions or otherwise. These transactions may be effected on the NYSE, in the over the counter market or otherwise. These activities may raise or maintain the market price of the depositary shares above independent market levels or prevent or retard a decline in the market price of the depositary shares. The underwriters are not required to engage in these activities and may end any of these activities at any time.

This prospectus supplement and the accompanying prospectus may be used by Morgan Stanley & Co. LLC and other Morgan Stanley affiliates in connection with offers and sales of the depositary shares in market-making transactions at negotiated prices related to prevailing market prices at the time of sale or otherwise. Morgan Stanley & Co. LLC and such other Morgan Stanley affiliates may act as principal or agent in such transactions.

Morgan Stanley & Co. LLC is our wholly-owned subsidiary. This offering will be conducted in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with Rule 5121 of FINRA, Morgan Stanley & Co. LLC may not make sales in this offering to any discretionary accounts without the prior written approval of the customer.

Certain of the underwriters and their affiliates have in the past provided, and may in the future from time to time provide, investment banking and other financing and banking services to Morgan Stanley and its affiliates, for which they have in the past received, and may in the future receive, customary fees. Morgan Stanley and its affiliates have in the past provided, and may in the future from time to time provide, similar services to the underwriters and their affiliates on customary terms for customary fees.

Validity of the Securities

The validity of the Series O Preferred Stock and the depositary shares will be passed upon for Morgan Stanley by Davis Polk & Wardwell LLP, New York, New York. Certain legal matters relating to the Series O Preferred Stock and the depositary shares will be passed upon for the underwriters by Sidley Austin LLP, New York, New York. Sidley Austin LLP has in the past represented and continues to represent Morgan Stanley on a regular basis and in a variety of matters.